Exhibit A

AIRPLANES GROUP LAUNCHES CONSENT SOLICITATION
_________

New York, September 5, 2003:

Airplanes Limited and Airplanes U.S. Trust (together with their respective subsidiaries, “Airplanes Group”) commenced a solicitation of consents of the holders of the pass-through certificates and class E notes to various amendments to the indenture dated as of March 28, 1996 among Airplanes Limited, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee and Airplanes U.S. Trust, as guarantor and to the indenture dated as of March 28, 1996 among Airplanes U.S. Trust, Deutsche Bank Trust Company Americas, as trustee and Airplanes Limited, as guarantor.

The consent from the holders of record of at least a majority of the principal amount of the outstanding pass-through certificates and the class E notes, voting as a single class is required to approve the proposed amendments. The record date is September 3, 2003. The proposed amendments, would, as described more fully in the Consent Solicitation Statement (a copy of which is available from the information agent):

(1) amend certain provisions of the Indentures to permit Airplanes Group to sell aircraft, engines or parts pursuant to any Aircraft Agreement (as defined in the indentures) without a minimum sales price, without limitation on the value of aircraft that can be sold annually or in the aggregate and without any requirement that after any sale the portfolio meets any lessee, country or regional concentration limitations so long as (a) the board of directors of Airplanes Limited or the controlling trustees of Airplanes U.S. Trust, as applicable, has unanimously confirmed that such sale is in the best interests of the relevant Issuer and the noteholders, and (b) all the consideration received in respect of such sale is in cash; and

(2) amend certain provisions of the indentures to permit Airplanes Group to enter into interest rate hedging arrangements with a Swap Provider (as defined in the indentures) having at the time of entry into the arrangement (i) a short-term unsecured debt rating of A-1 (reduced from A-1+) or higher by Standard & Poor’s (for the Swap Provider or its guarantor) and (ii) a long-term unsecured debt rating of A2 (reduced from A1) or higher by Moody’s for the Swap Provider or its guarantor, or otherwise approved by a majority of the board of directors of Airplanes Limited or the controlling trustees of Airplanes U.S. Trust, as applicable, subject to prior Rating Agency Confirmation (as defined in the indentures).

The purpose of the first Proposed Amendment is to remove certain operational restrictions and thereby enable us to maximize cash flows available to the Noteholders in the current environment. The purpose of the second Proposed

Amendment is to reduce the minimum credit ratings for our swap counterparties to an appropriate level given the current ratings of the Certificates and thereby expand the pool of eligible swap counterparties in order to limit the cost of ongoing hedging.

For the reasons stated in the Consent Solicitation Statement, the board of directors of Airplanes Limited and the controlling trustees of Airplanes U.S. Trust, having consulted with Morgan Stanley & Co. Incorporated, recommend that the holders of the pass-through certificates and holders of the class E notes consent to the proposed amendments.

Consents must be submitted to Mackenzie Partners, Inc., as tabulation agent, as soon as possible and no later than 5:00 p.m. (New York City time) on Friday, September 19, 2003.

Any questions concerning the terms of the solicitation may be directed to Morgan Stanley as solicitation agent.

The Solicitation Agent for the solicitation is:

MORGAN STANLEY

Liability Management Group
1585 Broadway, Second Floor
New York, New York 10036
Call toll free: (800) 624-1808
Call Collect: (212) 761-1893/(212) 761-1870
Attn: Heather Hammond/Cecilia Park

The Tabulation Agent and Information Agent for the solicitation is:

Mackenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(212) 929-5500
(800) 322-2885
Fax: (212) 929-0308